Exhibit 99.1

Execution copy

VOTING AGREEMENT

This Voting Agreement (“Agreement”) is entered into as of July 19, 2011, by and between AMAG Pharmaceuticals, Inc., a Delaware corporation (“Parent”) and Warburg Pincus Private Equity VIII, L.P. (“Stockholder”).

Recitals

A.           Stockholder is a holder of record and/or the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of common stock of Allos Therapeutics, Inc., a Delaware corporation (the “Company”).

B.           Parent, Alamo Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (as may be amended, the “Merger Agreement”) which provides (subject to the conditions set forth therein) for a “strategic business combination” transaction between Parent and the Company by effecting a merger of Merger Sub into the Company (the “Merger”) in accordance with the Merger Agreement, pursuant to which each issued and outstanding share of the Company’s common stock will be converted into the right to receive 0.1282 of a share of Parent’s common stock.  Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

C.           Stockholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement.

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.	Certain Definitions

For purposes of this Agreement:

        (a) “Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

        (b) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

        (c) “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

        (d) “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement;

and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership prior to the termination of this Agreement.

        (e)  A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of (other than restrictions imposed by applicable laws or legal requirements or pursuant to this Agreement), grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

        (f)  Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

SECTION 2.	Transfer of Subject Securities and Voting Rights

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the period from the date of this Agreement through the termination of this Agreement pursuant to Section 8.1 (the “Restricted Period”) Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected. Without limiting the generality of the foregoing, during the Restricted Period, Stockholder shall not tender, agree to tender or permit to be tendered any of the Subject Securities in response to or otherwise in connection with any tender or exchange offer.

2.2 Restriction on Transfer of Voting Rights.  Subject to Section 2.3, during the Restricted Period, (a) none of the Subject Securities shall be deposited into a voting trust by Stockholder; and (b) no proxy shall be granted, and no voting agreement or similar agreement shall be entered into with respect to any of the Subject Securities by Stockholder, other than (i) a proxy solicited by the Company to vote in a manner not inconsistent with the obligations of Stockholder set forth in Section 3.1, (ii) the proxy granted to the Parent pursuant to Section 3.2 or (iii) a proxy authorized by Parent in writing.

2.3 Permitted Transfers. None of the actions set forth in Section 2.1 or Section 2.2 shall be prohibited if Parent agrees to such action in writing in its sole discretion.  Further, none of the actions set forth in Section 2.1 or Section 2.2 shall be prohibited with respect to (a) if Stockholder is an individual, a Transfer of Subject Securities by Stockholder (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or (ii) upon the death of Stockholder, or (b) if Stockholder is a partnership, corporation or limited liability company, a Transfer of Subject Securities by Stockholder to one or more partners, subsidiaries or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a Transfer referred to in this sentence and the immediately prior sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in writing to be bound by all of the terms of this Agreement.

SECTION 3.	Voting of Shares

3.1 Voting Covenant. Stockholder hereby agrees that, during the Restricted Period, at any meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, Stockholder shall cause the Subject Securities to be voted (to the extent such Subject Securities are entitled to vote):

(a) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

(b) in favor of any proposal to adjourn or postpone the meeting of the stockholders of the Company to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which such meeting is held;

(c) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(d) against the following actions (other than the Merger and the transactions contemplated or permitted by the Merger Agreement):  (i) any Acquisition Transaction; (ii) any change in a majority of the board of directors of the Company; (iii) any amendment to the Company’s certificate of incorporation or bylaws, which amendment would in any manner frustrate, prevent or nullify the Merger, the Merger Agreement or any transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of the Company’s capital stock; (iv) any material change in the capitalization of the Company or the Company’s corporate structure; (v) any Acquisition Proposal; and (vi) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement.

During the Restricted Period, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, clause “(b)”, clause “(c)” or clause “(d)” of the preceding sentence.  Except as set forth in this Section 3.1, nothing in this Agreement shall limit the right of Stockholder to vote in favor of, against or abstain with respect to any matters presented to the Company’s stockholders, including in connection with the election of directors.

3.2 Proxy and Power of Attorney.

Stockholder hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Brian J.G. Pereira, MD, Joseph L. Farmer and Parent, and each of them, the attorneys-in-fact and proxies of the Stockholder, with full power of substitution and resubstitution, to attend any meeting of the stockholders of the Company, however called, on behalf of Stockholder with respect to the matters set forth in Section 3.1 hereof, to include the Subject Securities in any computation for purposes of establishing a quorum at any such meeting, and to vote all Subject Securities, or grant consent or approval in respect of such Subject Securities, in connection with any meeting of the stockholders of the Company, however called, and in connection with any action by written consent of the stockholders of the Company in a manner consistent with the provisions of Section 3.1, in each case, in the event that (i) Stockholder fails to comply with the obligations of such Stockholder pursuant to Section 3.1 or (ii) any action is commenced, or any Order is entered, which challenges or impairs the enforceability or validity of the obligations of Stockholder set forth in Section 3.1.  Stockholder shall use its commercially reasonable efforts to cause any holder of record that holds shares beneficially owned by the Stockholder to vote such shares in a manner consistent with Section 3.1.  In addition, in the event of the occurrence of any event set forth in clause (i) or (ii) above, as attorneys-in fact, (x) the foregoing persons shall be entitled to take any and all actions on behalf of the Stockholder, with the same effect as if such actions where the actions of the Stockholder, to cause any holder of record that holds shares beneficially owned by the Stockholder to vote shares in a manner consistent with Section 3.1 and (y) Stockholder shall take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and power of attorney, including providing written notice to the record holder of any shares beneficially owned by the Stockholder (with a copy to Parent) instructing the same to cooperate with Parent and to execute a proxy in a form reasonably acceptable to Parent in order to give effect to the intent of Section 3.1 with respect to the shares held by such holder of record on behalf of the Stockholder.  Stockholder hereby affirms that this proxy and power of attorney is irrevocable, shall survive the Stockholder’s death, liquidation or termination, is coupled with an interest and is granted as security for the performance of the obligations of Stockholder under this Agreement.  This proxy and power of attorney shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of Stockholder (including any transferee of any of the Subject Securities) and shall terminate upon termination of this Agreement.  This proxy and power of attorney is given to secure the performance of the duties of  Stockholder under this Agreement.

SECTION 4.	No Solicitation

Subject to Section 8.15, Stockholder agrees that, during the Restricted Period, Stockholder shall not, nor shall it authorize or permit any of its general partners and managing members, and their respective officers, employees and representatives (the “Stockholder Representatives”) to, directly or indirectly: (a) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to an Alamo Corporation or Acquisition Inquiry with respect to an Alamo Corporation; (b) knowingly furnish any information regarding any of the Alamo Corporations to any Person in connection with or in response to an Acquisition Proposal with respect to an Alamo Corporation or Acquisition Inquiry with respect to an Alamo Corporation; (c) engage in discussions or negotiations with any Person relating to any Acquisition Proposal with respect to an Alamo Corporation by such Person or Acquisition Inquiry with respect to an Alamo Corporation by such Person; (d) approve, endorse or recommend any Acquisition Proposal with respect to an Alamo Corporation or Acquisition Inquiry with respect to an Alamo Corporation; (e) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction or Acquisition Inquiry with respect to an Alamo Corporation; (f) make any disclosure or communication to any Person (other than to any Stockholder Representative) (i) of or with respect to any non-public information relating to the Merger, any of the transactions contemplated by the Merger Agreement, this Agreement, the Merger

Agreement or any Acquisition Proposal in furtherance of or in connection with an Acquisition Inquiry or Acquisition Proposal (without Parent’s prior written approval) or (ii) indicating that Stockholder is against the Merger or any of the transactions contemplated by the Merger Agreement, unless: (A) Stockholder shall have been advised by Stockholder’s outside legal counsel that such disclosure or communication is required by applicable law; and (B) to the extent reasonably practicable, prior to making such disclosure or communication, Stockholder shall have provided Parent with reasonable (and in no event less than 48 hours’) advance written notice of Stockholder’s intent to make such disclosure or communication, the content of such disclosure or communication and the identities of the Persons to which such disclosure or communication is intended to be made; (g) take any action that could result in the revocation or invalidation of the Proxy; or (h) agree or publicly propose to take any of the actions referred to in this Section 4 or otherwise prohibited by this Agreement.  Stockholder shall immediately cease and discontinue, and Stockholder shall direct the Stockholder Representatives, if any, immediately to cease and discontinue, any existing discussions with any Person that relate to any Acquisition Proposal.

SECTION 5.	Representations and Warranties of Stockholder

Stockholder hereby represents and warrants to Parent as follows:

5.1 Authorization, etc. Stockholder has the full right, power, authority and capacity to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder.  This Agreement has been duly authorized, executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.  If Stockholder is a corporation, then Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.  If Stockholder is a general or limited partnership, then Stockholder is a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.  If Stockholder is a limited liability company, then Stockholder is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.

5.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s affiliates or properties is or may be bound or affected; other than, in each case, as would not reasonably be expected to prevent or materially delay or impair the consummation by Stockholder of the transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, require any consent or approval of any Person (i) other than such consents and approvals that have been obtained, (ii) any consent or approval required under the HSR Act and expiration of any applicable waiting period thereunder or (iii) such consents or approvals as would not reasonably be expected to prevent or materially delay or impair the consummation by Stockholder of the transactions contemplated by this Agreement.

(c) If Stockholder is a married natural person and the Subject Securities of Stockholder constitute community property or otherwise need spousal or other approval to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Stockholder’s spouse, enforceable against such spouse in accordance with its terms.

5.3 Title to Securities.  As of the date of this Agreement: (a) Stockholder Owns (free and clear of any encumbrances or restrictions except as provided hereunder or pursuant to any applicable restrictions on transfer under the Securities Act of 1933, as amended) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Held of Record” on Schedule 1 to this Agreement; (b) Stockholder holds (free and clear of any encumbrances or restrictions except as provided hereunder or pursuant to any applicable restrictions on transfer under the Securities Act of 1933, as amended) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading “Options and Other Rights” on Schedule 1 to this Agreement; (c) Stockholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on Schedule 1 to this Agreement; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on Schedule 1 to this Agreement.

5.4 Merger Agreement. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

SECTION 6.	Representations and Warranties of Parent

Parent hereby represents and warrants to Stockholder as follows:

6.1 Authorization, etc. Parent has the full right, power, authority and capacity to execute and deliver this Agreement and to perform Parent’s obligations hereunder.  This Agreement has been duly authorized, executed and delivered by Parent and constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

SECTION 7.	Additional Covenants of Stockholder

7.1 Stockholder Information.  Stockholder hereby agrees (i) to permit Parent and Merger Sub to publish and disclose, if required under applicable law, in any publicly filed documents relating to the Merger, including the Form S-4, Stockholder’s identity and ownership of shares of Company Common Stock and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement.

SECTION 8.	Miscellaneous

8.1 Termination. Survival of Representations, Warranties and Agreements.  This Agreement and all rights and obligations of the parties hereunder shall terminate upon the first to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the date of any modification, waiver, change or amendment of the Merger Agreement executed after the date hereof that is adverse to the Stockholder or that results in a (a) decrease in the Exchange Ratio or (b) change in the form of consideration payable to Stockholder under the Merger Agreement, and (iii) the Effective Time.  Upon termination of this Agreement, no party shall have any rights or obligations under this Agreement and this Agreement shall become null and void; provided, however, that (x) nothing in this Section 8.1 shall relieve any party from any liability for any willful and material breach of this Agreement prior to its termination, and (y) the provisions of this Article VIII shall survive any termination of this Agreement.

8.2 Expenses.  All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses; provided, however, that on the Closing Date, Parent shall reimburse Stockholder for Stockholder’s reasonable costs, fees and expenses, including the reasonable costs, fees and expenses of legal counsel, incurred by Stockholder in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated by the Merger Agreement and any instrument delivered in connection therewith as well as any amendments, modifications or waivers thereof, subject to a cap of twenty-five thousand dollars ($25,000) (the “Cap”).  Reimbursement of such fees and expenses shall be made by wire transfer of immediately available funds to an account or accounts designated by Stockholder, as set forth in a statement delivered to Parent on or prior to the Closing Date, and thereafter Parent will pay, promptly upon receipt of a supplemental statement therefor, such additional reasonable costs, fees and expenses, if any (but subject to the Cap), as may be incurred by Stockholder on or prior to the Closing Date in connection with such transactions.

8.3 Notices.  Any notice, request, demand or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent on a business day by email before 5:00 p.m. (Massachusetts time) and receipt is confirmed, when transmitted; (c) if sent by email on a day other than a business day and receipt is confirmed, or if sent by email after 5:00 p.m. (Massachusetts time) and receipt is confirmed, on the business day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, two business days after being delivered to such courier, in each case to the address or email set forth beneath the name of such party below (or to such other address or email as such party shall have specified in a written notice given to the other parties hereto):

if to Stockholder:

at the address set forth on Schedule 1 to this Agreement; and

if to Parent:

at the address set forth in the Merger Agreement.

8.4 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

8.5 Entire Agreement.  This Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.  No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

8.6Assignment; Binding Effect.  Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by either party hereto, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void without the prior written consent of the other party hereto.  Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors and personal representatives and Stockholder’s successors and assigns, and shall inure to the benefit of the parties and their respective successors and assigns.  Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred.  Nothing in this Agreement is intended to confer on any Person (other than the parties hereto and their respective successors and assigns) any rights or remedies of any nature.

8.7Independence of Obligations.  The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company or Parent, on the other.  The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder.

8.8 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor.  The parties agree that, in the event of any breach or threatened breach by a party of any covenant or obligation contained in this Agreement, the other party shall be entitled, without proof of actual damages (in addition to any other remedy that may be available to it, including monetary damages), to seek and to obtain (a) a decree or order of specific performance to enforce the observance and performance of any covenant or obligation, and (b) an injunction restraining any breach or threatened breach.  The parties further agree that neither party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and the parties irrevocably waive any right they may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.9 Non-Exclusivity.  The rights and remedies of each party under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).  Without limiting the generality of the foregoing, the rights, remedies, obligations and liabilities of the parties under this Agreement are in addition to each party’s respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations.

8.10 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the state and federal courts located in the State of Delaware.

(b) EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE ACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD,

IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER. EACH PARTY FURTHER ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (ii) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY; AND (iii) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(b).

8.11 Counterparts.  This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Agreement.

8.12 Captions.  The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.13 Waiver.  No failure on the part of either party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  Neither party shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy of such party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

8.15 No Limitation on Actions of Stockholder as Director or Officer.  In the event Stockholder or any Stockholder Representative is an officer or director of the Company, Stockholder shall not be deemed to make any agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer or with respect to such Stockholder Representative.  Stockholder is entering into this Agreement solely in his or her capacity as the record holder and/or beneficial owner of the Stockholder’s Subject Securities, and nothing herein, including Section 4, shall limit or affect any actions taken (or omissions to take any action) by Stockholder or any Stockholder Representative in his or her capacity as a director or officer of the Company.

8.16 Option Exercises.  Nothing in this Agreement shall require Stockholder to exercise any Company Options or warrants to purchase Company Common Stock.

8.17 No Ownership Interest.  Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Subject Securities. All rights, ownership and economic benefits of and relating to the Subject Securities shall remain vested in and belong to Stockholder, and Parent shall not have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Subject Securities, except as otherwise provided herein.

8.18 Further Assurances.  The parties will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to perform their respective obligations under this Agreement.

8.19 Antitrust Matters.  Parent shall cooperate with Stockholder and its affiliates in connection with a filing (if required) by Stockholder and/or its affiliates of any necessary documentation required to effect any approvals, clearances and authorizations of all Governmental Bodies pursuant to the HSR Act in connection with the transactions contemplated by this Agreement, the Marger Agreement (including the Merger), and/or the Stockholders Agreement.

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IN WITNESS WHEREOF, Parent and Stockholder have caused this Agreement to be executed as of the date first written above.

AMAG PHARMACEUTICALS, INC.

By:	/s/ Brian J.G. Pereira MD
Name: Brian J.G. Pereira MD
Title: Chief Executive Officer

STOCKHOLDER

WARBURG PINCUS PRIVATE EQUITY VIII, L.P.

BY: WARBURG PINCUS PARTNERS,
LLC, ITS GENERAL PARTNER

BY: WARBURG PINCUS & CO., ITS MANAGING MEMBER

/s/ Jonathan Leff
Signature

Jonathan Leff
Printed Name

Partner
Title

Address:	450 Lexington Ave.
34th Floor
New York NY 10017

Facsimile:	(212) 878-0850

Signature Page to Voting Agreement

:

Schedule 1
Ownership of Securities

Name and Address of Stockholder	Shares of Company Common Stock Owned	Options and Other Rights	Additional Securities Beneficially Owned

Warburg Pincus Private Equity VIII, L.P. 450 Lexington Ave. 34th Floor New York, NY 10017	0	0	26,124,430

A-1